Exhibit 10.21

Amendment No. 2008-1 to the Central Pacific Financial Corporation
2004 Annual Executive Incentive Plan

THIS AMENDMENT (the “Amendment”) is made by Central Pacific Financial Corporation (the “Company”) to be effective as of December 31, 2008.

WHEREAS, the Company maintains the 2004 Annual Executive Incentive Plan (the “Plan”) for the benefit of certain participants (“Participants”);

WHEREAS, the Company desires to amend certain provisions of the Plan in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and

WHEREAS, the Company has reserved the right to amend or modify the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The final sentence of the paragraph entitled, “Participant Payout” shall be amended to read as follows:

“Payment of any award amounts will be made after audited financial statements are made available, but no later than March 15 of the calendar year following the year in which the Plan Year closes, or such later date as permitted by applicable tax rules.”

2.	The final sentence of the paragraph entitled, “Termination of Employment” shall be amended to read as follows:

“Any exceptions to this provision must be approved by the Committee, in its sole discretion, provided that any award amounts will be paid no later than March 15 of the calendar year following the year in which the Plan Year closes, or such later date as permitted by applicable tax rules.”

3.	The following paragraph shall be added as the last paragraph of the Plan:

“Section 409A of the Internal Revenue Code:

It is the Company’s intent that payments under the Plan are exempt from, and do not constitute “deferred compensation” subject to, Section 409A of the Code and that the Plan be administered accordingly.  If and to the extent that any payment is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable hereunder to a Participant by reason of his termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined by the Company), such payment shall not be made or provided before the date that is six months after the date of the Participant’s separation from service (or his earlier death).  Neither the Company nor its affiliates shall have any liability to any Participant, Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A of the Code.”

IN WITNESS WHEREOF, the Compensation Committee has caused this Amendment 2008-1 to the Plan to be duly executed on this 31st day of December, 2008.

CENTRAL PACIFIC FINANCIAL CORPORATION

By:           /s/ Karen K. Street
Executive Vice President and Director of Human Resources